As filed with the Securities and Exchange Commission on August 12, 2026

Registration No. 333-285540

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-285540

UNDER

THE SECURITIES ACT OF 1933

MODIV INDUSTRIAL, INC.

(GNL Motion Merger Sub, LLC as successor by merger to Modiv Industrial, Inc.)

(Exact name of registrant as specified in its charter)

Maryland	47-4156046
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

c/o Global Net Lease, Inc.

650 Fifth Avenue, 30th Floor

New York, New York 10019

(Address of Principal Executive Offices) (Zip Code)

Modiv Industrial, Inc. 2024 Omnibus Incentive Plan

(Full title of the plan)

Edward M. Weil, Jr.

Chief Executive Officer and President

c/o Global Net Lease, Inc.

650 Fifth Avenue, 30th Floor

New York, New York 10019

(Name and address of agent for service)

(332) 265-2020

(Telephone number, including area code, of agent for service)

Copies to:

Joseph A. Herz

Win Rutherfurd

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, New York 10017

(212) 801-9200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by Modiv Industrial, Inc., a Maryland corporation (the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s Class C common stock, par value $0.001 per share (the “Shares”), registered but unsold or otherwise unissued under such Registration Statement as of the date hereof:

1.	Registration Statement on Form S-8 (No. 333-285540) filed with the SEC on March 4, 2025, registering the issuance of an aggregate of 225,957 Shares issuable under Modiv Industrial, Inc. 2024 Omnibus Incentive Plan (as amended and restated from time to time, the “Plan”) plus such indeterminate number of Shares as may have been issuable to prevent dilution resulting from one or more stock splits, stock dividends, or similar transactions in accordance with Rule 416(a) of the Securities Act of 1933, as amended, and the terms of the Plan.

On August 12, 2026, pursuant to its previously announced Agreement and Plan of Merger, dated as of May 3, 2026, by and among the Registrant, Modiv Operating Partnership, LP (the “Modiv Operating Partnership”), Global Net Lease, Inc. (“GNL”), GNL Motion Merger Sub, LLC (“REIT Merger Sub”), Global Net Lease Operating Partnership, L.P. and GNL Motion OpCo Merger Sub, LLC (“OpCo Merger Sub”), the Registrant merged with and into REIT Merger Sub, with REIT Merger Sub being the surviving entity (the “Modiv Merger”) and OpCo Merger Sub merged with and into the Modiv Operating Partnership, with the Modiv Operating Partnership being the surviving entity (the “OpCo Merger”, and, collectively with the Modiv Merger, the “Mergers”).

As a result of the Mergers, the Registrant has terminated any and all offerings of its Shares pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration all Shares that were registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 12, 2026.

GNL MOTION MERGER SUB, LLC (as successor by merger to Modiv Industrial, Inc.)

By:	/s/ Edward M. Weil, Jr.
	Name:	Edward M. Weil, Jr.
	Title:	Authorized Signatory

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.